Filed pursuant to Rule 433

Registration Statement No. 333-282373

June 23, 2025

FOR IMMEDIATE RELEASE

The United Mexican States Announces New Offering of its Global Notes and Tender Offer

June 23, 2025

MEXICO CITY, MEXICO ––

New Notes Offering

The United Mexican States (“Mexico”) announced today the commencement of a global offering (the “New Notes Offering”) of its global notes to be denominated in U.S. dollars due 2032 (the “2032 New Notes”) and its global notes to be denominated in U.S. dollars due 2038 (the “2038 New Notes” and, together with the 2032 New Notes, the “New Notes”). The New Notes offered may include New Notes that are issued and sold to certain tendering holders in the Tender Offer (as described below). Barclays Capital Inc., BBVA Securities Inc., Goldman Sachs & Co. LLC, Mizuho Securities USA LLC and Morgan Stanley & Co. LLC will serve as Joint Lead Underwriters for the New Notes Offering.

The New Notes Offering is being made only by means of a preliminary prospectus supplement and an accompanying base prospectus. Copies of the preliminary prospectus supplement and the related prospectus for the New Notes Offering may be obtained from: Barclays Capital Inc. at +1 (800) 438-3242, BBVA Securities Inc. at +1 (800) 422-8692, Goldman Sachs & Co. LLC at +1 (866) 471-2526, Mizuho Securities USA LLC at +1 (866) 271-7403, or Morgan Stanley & Co. LLC at +1 (800) 624-1808.

Application will be made for the New Notes to be admitted to listing on the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Tender Offer

Mexico also announced today that it has commenced an offer to purchase for cash (the “Tender Offer”):

(i)

its outstanding notes of the series set forth in Table 1 below (collectively, the “Tranche A Old Notes,” and each, a “series” of Tranche A Old Notes) in an aggregate principal amount of all series of Tranche A Old Notes that does not exceed an amount determined by Mexico in its sole discretion (the “Tranche A Maximum Purchase Amount”); and

(ii)

its outstanding notes of the series set forth in Table 2 below (collectively, the “Tranche B Old Notes,” and each, a “series” of Tranche B Old Notes) in an aggregate principal amount of all series of Tranche B Old Notes that does not exceed an amount determined by Mexico in its sole discretion (the “Tranche B Maximum Purchase Amount”).

The Tranche A Old Notes and the Tranche B Old Notes are referred to collectively as the “Old Notes” and each as a “series” of Old Notes. Mexico will purchase notes of each series of Old Notes, in an aggregate principal amount for such series that does not exceed an amount determined by Mexico in its sole discretion (the “Maximum Purchase Amount” for such series).

In respect of the Tranche A Old Notes, Mexico will give preference to tendering holders who concurrently submit an Indication of Interest (as defined below) for the purchase of 2032 New Notes, and in respect of the Tranche B Old Notes, Mexico will give preference to tendering holders who concurrently submit an Indication of Interest for the purchase of 2038 New Notes.

“Indication of Interest” means the submission to the underwriters of the New Notes Offering, during the Tender Period (as defined below), of a firm bid for an amount certain of 2032 New Notes (by holders of Tranche A Old Notes) or 2038 New Notes (by holders of Tranche B Old Notes) at an indicated spread over the applicable Treasury bond yield. The Tender Offer is made on the terms and subject to the conditions contained in the Offer to Purchase, dated Monday, June 23, 2025 (the “Offer to Purchase”), including the pricing of the issue of the New Notes in an amount and on terms and subject to conditions acceptable to Mexico, which is expected to occur today. All capitalized terms used but not defined under the heading “Tender Offer” in this communication have the respective meanings specified in the Offer to Purchase.

The tender period (the “Tender Period”) will commence at open of market today, and, unless extended or earlier terminated by Mexico in its sole discretion, the Tender Period will expire at 12:00 noon, New York City time, today for Non-Preferred Tenders and at 2:00 p.m., New York City time, today for Preferred Tenders.

Mexico expects to announce the Tranche A Maximum Purchase Amount, the Tranche B Maximum Purchase Amount, the Maximum Purchase Amount per series the aggregate principal amount of Preferred and Non-Preferred Tenders of each series of the Old Notes that have been accepted and whether any proration has occurred on Tuesday, June 24, 2025. The settlement of the Tender Offer is scheduled to occur on Wednesday, June 25, 2025 (the “Tender Offer Settlement Date”) and is subject to change without notice.

The purchase price to be paid for the Old Notes of each series that are validly tendered and accepted pursuant to the Tender Offer will be determined, in accordance with the procedures set forth in the Offer to Purchase, based on (i) the U.S. Treasury Rate for such series, which is a yield to maturity (or par call date) based on the price of the Reference U.S. Treasury Security identified for such series in the tables below and (ii) the Fixed Spread for such series set forth in the tables below. Mexico will announce the price to be paid for each series of Old Notes at or around 4:00 p.m., New York City time, on Monday, June 23, 2025 or as soon as possible thereafter.

Holders of the Old Notes participating in the Tender Offer will also receive any accrued and unpaid interest on their Old Notes up to (but excluding) the Settlement Date (“Accrued Interest”).

Table 1: Tranche A Old Notes

Old Notes	Outstanding Principal Amount as of Friday, June 20, 2025	ISIN	CUSIP	Reference U.S. Treasury Security(1)	Fixed Spread (basis points)
4.150% Global Notes due 2027	U.S.$2,374,850,000.00	US91087BAC46	91087B AC4	3.875% due 5/31/2027	+47
3.750% Global Notes due 2028	U.S.$1,878,402,000.00	US91087BAE02	91087B AE0	3.875% due 6/15/2028	+59
5.400% Global Notes due 2028*	U.S.$1,250,000,000.00	US91087BAU44	91087B AU4	3.875% due 6/15/2028	+61
4.500% Global Notes due 2029	U.S.$3,085,643,000.00	US91087BAF76	91087B AF7	4.000% due 5/31/2030	+93
5.000% Global Notes due 2029*	U.S.$1,000,000,000.00	US91087BAY65	91087B AY6	4.000% due 5/31/2030	+91

(1)	The Dealer Managers will calculate the applicable U.S. Treasury Rate using the bid-side price of the Reference U.S. Treasury Security on Bloomberg Page FIT1.
*

For the 5.400% Global Notes due 2028 and 5.000% Global Notes due 2029, if the repurchase yield as determined in accordance with this Offer to Purchase is less than the contractual annual rate of interest for such series, then the Purchase Price for such series will be calculated based on the par call date for such series, and if such repurchase yield is higher than or equal to the contractual annual rate of interest for such series, then the Purchase Price for such series will be calculated based on the applicable maturity date for such series. The par call date for the 5.400% Global Notes due 2028 is January 9, 2028. The par call date for the 5.000% Global Notes due 2029 is April 7, 2029.

Table 2: Tranche B Old Notes

Old Notes	Outstanding Principal Amount as of Friday, June 20, 2025	ISIN	CUSIP	Reference U.S. Treasury Security(1)	Fixed Spread (basis points)
3.250% Global Notes due 2030*	U.S.$2,259,237,000.00	US91087BAH33	91087B AH3	4.000% due 5/31/2030	+114
6.000% Global Notes due 2030*	U.S.$2,000,000,000.00	US91087BBB53	91087B BB5	4.000% due 5/31/2030	+116
2.659% Global Notes due 2031*	U.S.$3,396,062,000.00	US91087BAM28	91087B AM2	4.000% due 5/31/2030	+142
8.300% Global Notes due 2031	U.S.$1,156,895,000.00	US91086QAG38	91086Q AG3	4.000% due 5/31/2030	+100

(1)	The Dealer Managers will calculate the applicable U.S. Treasury Rate using the bid-side price of the Reference U.S. Treasury Security on Bloomberg Page FIT1.
*

For the 3.250% Global Notes due 2030, 6.000% Global Notes due 2030 and 2.659% Global Notes due 2031, if the repurchase yield as determined in accordance with this Offer to Purchase is less than the contractual annual rate of interest for such series, then the Purchase Price for such series will be calculated based on the par call date for such series, and if such repurchase yield is higher than or equal to the contractual annual rate of interest for such series, then the Purchase Price for such series will be calculated based on the applicable maturity date for such series. The par call date for the 3.250% Global Notes due 2030 is January 16, 2030. The par call date for the 6.000% Global Notes due 2030 is April 13, 2030. The par call date for the 2.659% Global Notes due 2031 is February 24, 2031.

During the Tender Period, a holder of Old Notes may place orders to tender Old Notes (“Tender Orders”) only through any of the Dealer Managers. If a holder does not have an account with a Dealer Manager and desires to tender its Old Notes, it may do so through a broker, dealer, commercial bank, trust company, other financial institution or other custodian that has an account with a Dealer Manager. Holders will NOT be able to submit tenders through Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme or the Depository Trust Company (“DTC”) system. Goldman Sachs & Co. LLC, as the billing and delivering bank for the Tender Offer (in such capacity, the “Billing and Delivering Bank”) will consolidate all Tender Orders and accept Old Notes for purchase pursuant to the terms and conditions in the Offer to Purchase on behalf of Mexico, subject to proration as described in the Offer to Purchase, on Wednesday, June 25, 2025 or as soon as possible thereafter. Mexico may subject each series of Old Notes to different amounts of proration in its sole discretion. Failure to deliver Old Notes on time may result, in the sole discretion of the Billing and Delivering Bank, in any of the following: (i) the cancellation of your tender and your becoming liable for any damages resulting from that failure, and/or (ii) the delivery of a buy-in notice for the purchase of such Old Notes, executed in accordance with customary brokerage practices for corporate fixed income securities, and/or (iii) in the case of Preferred Tenders, the cancellation of your tender and your remaining obligated to purchase your allocation of New Notes in respect of your related Indication of Interest.

To the extent proration occurs with respect to any series of Old Notes, the Billing and Delivering Bank will accept Old Notes of such series with appropriate adjustments to avoid purchase of Old Notes in principal amounts other than Permitted Tender Amounts (as defined in the Offer to Purchase). Each holder submitting an Indication of Interest and tendering Old Notes of any series shall be deemed to represent to Mexico, the Dealer Managers and the Billing and Delivering Bank that such holder held, from the time of its submission of its Tender Order through the Expiration Time, at least the amount of Old Notes of each such series as are being tendered.

All Old Notes that are validly tendered pursuant to Tender Orders and are accepted by Mexico will be purchased by the Billing and Delivering Bank on behalf of Mexico. Only the Billing and Delivering Bank will be liable for the payment of the Purchase Price and Accrued Interest for Old Notes validly tendered and accepted as instructed by Mexico. Mexico will not be liable under any circumstances for the payment of the Purchase Price and Accrued Interest for any Old Notes tendered in the Tender Offer by any holder. There is no letter of transmittal for the Tender Offer. Old Notes held through DTC must be delivered for settlement no later than 2:00 p.m., New York City time, on the Tender Offer Settlement Date. If a holder holds Old Notes through Euroclear or Clearstream, the latest process it can use to deliver its Old Notes is the overnight process, one day prior to the Settlement Date; holders may not use the optional daylight process. Holders will not have withdrawal rights with respect to any tenders of Old Notes in the Tender Offer. Old Notes accepted for purchase will be settled on a delivery versus payment basis in accordance with customary brokerage practices for corporate fixed income securities.

Mexico intends, but is not required, to issue and sell New Notes to holders who validly tender their Old Notes pursuant to the Tender Offer and place firm orders for New Notes during the Tender Period (as well as investors that are not participating in the Tender Offer). If Mexico determines to issue and sell New Notes to such holders, the scheduled settlement date for the New Notes is expected to occur on Wednesday, July 2, 2025 (the “Offering Settlement Date”). Any New Notes issued to tendering holders in the Tender Offer as described above will be consolidated and form a single series with, and be fully fungible with, the other New Notes of the same series, to be issued and sold pursuant to the offering of New Notes on the Offering Settlement Date.

Following payment for Old Notes accepted pursuant to the terms of the Tender Offer, Mexico currently intends to redeem all of its U.S. dollar-denominated 4.125% Global Notes due 2026 (the “2026 Notes”) that remain outstanding in accordance with the terms of the indenture relating to that series of notes. The Tender Offer does not constitute a notice of redemption or obligate Mexico to issue a notice of redemption for the 2026 Notes or any other series of notes.

The Tender Offer is subject to Mexico’s right, at its sole discretion and subject to applicable law, to extend, terminate, withdraw, or amend the Tender Offer at any time. Each of the Dealer Managers and Mexico reserves the right, in the sole discretion of each of them, not to accept tenders for any reason.

The Offer to Purchase may be downloaded from the Information Agent’s website at www.dfking.com/ums or obtained from the Information Agent, D. F. King & Co., Inc., at ums@dfking.com or from any of the Dealer Managers.

The Dealer Managers for the Tender Offer are:

Barclays Capital Inc. 745 7th Ave New York, NY 10019 Tel: +1 (212) 528-7581 Toll Free: +1 (800) 438-3242	BBVA Securities Inc. Two Manhattan West 375 Ninth Avenue, 9th floor New York, NY 10001 Tel: +1 (212) 728-2446 Toll Free: +1 (800) 422-8692	Goldman Sachs & Co. LLC 200 West Street New York, NY 10282 Tel: +1 (212) 357-1452 Toll Free: +1 (800) 828-3182	Mizuho Securities USA LLC 1271 Avenue of the Americas New York, NY 10020 Tel: +1 (212) 205-7741 Toll Free: +1 (866) 271-7403	Morgan Stanley & Co. LLC 1585 Broadway Avenue New York, NY 10036 Tel: +1 (212) 761-1057 Toll Free: +1 (800) 624-1808

The Billing and Delivering Bank for this Tender Offer is: Goldman Sachs & Co. LLC .

Questions regarding the Tender Offer may be directed to the Dealer Managers at the above contact.

*   *   *

Mexico has filed a registration statement (including the prospectus) and the preliminary prospectus supplement with the SEC for the New Notes Offering. Before you invest, you should read the prospectus in that registration statement and other documents Mexico has filed with the SEC for more complete information about Mexico and the New Notes Offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the Joint Lead Underwriters, the Dealer Managers or the Information Agent, as the case may be, will arrange to send you the prospectus supplement and the prospectus if you request it by calling any one of them at the numbers specified above.

Important Notice

The distribution of materials relating to the New Notes Offering and the Tender Offer and the transactions contemplated by the New Notes Offering and the Tender Offer may be restricted by law in certain jurisdictions. Each of the New Notes Offering and the Tender Offer is void in all jurisdictions where it is prohibited. If materials relating to the New Notes Offering or the Tender Offer come into your possession, you are required by Mexico to inform yourself of and to observe all of these restrictions. The materials relating to the New Notes Offering or the Tender Offer, including this communication, do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the New Notes Offering or the Tender Offer be made by a licensed broker or dealer and a Dealer Manager or any affiliate of a Dealer Manager is a licensed broker or dealer in that jurisdiction, the New Notes Offering or the Tender Offer, as the case may be, shall be deemed to be made by the Dealer Manager or such affiliate on behalf of Mexico in that jurisdiction. Owners who may lawfully participate in the Tender Offer in accordance with the terms thereof are referred to as “holders.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the preliminary prospectus and the accompanying prospectus supplement and prospectus.

The New Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The New Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investors in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 , where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Neither this communication, the preliminary prospectus supplement, the Offer to Purchase nor any other offer material relating to the New Notes Offering or the Tender Offer has been approved by an authorized person for the purposes of section 21 of the FSMA. This communication, the preliminary prospectus supplement and the Offer to Purchase are only being distributed to and are only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The New Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this communication, the preliminary prospectus supplement, the Offer to Purchase or any of their contents.

In Belgium, the New Notes Offering and the Tender Offer are not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 2(e) Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC. (Règlement (UE) 2017/1129 du 14 juin 2017 du Parlement européen et du Conseil concernant le prospectus à publier en cas d’offre au public de valeurs mobilières ou en vue de l’admission de valeurs mobilières à la négociation sur un marché réglementé, et abrogeant la directive 2003/71/CE / Verordening (EU) 2017/1129 van het Europees Parlement en de Raad van 14 juni 2017 betreffende het prospectus dat moet worden gepubliceerd wanneer effecten aan het publiek worden aangeboden of tot de handel op een gereglementeerde markt worden toegelaten en tot intrekking van Richtlijn 2003/71/EG), as amended or replaced from time to time (Belgian Qualified Investor), that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Wetboek van economisch recht/Code de droit économique), as amended or replaced from time to time (Consumers). A Consumer within the meaning of Article I.1, 2° of the Belgian Code of Economic Law is any natural person who is acting for purposes which are outside their trade, business, craft or profession.

As a result, the New Notes Offering and the Tender Offer do not constitute a public takeover bid pursuant to Articles 3, §1, 1° and 6, § 1 of the Belgian law of April 1, 2007 on public takeover bids (Wet op de openbare overnamebiedingen/Loi relative aux offres publiques d’acquisition), as amended or replaced from time to time.

Consequently, the New Notes Offering and the Tender Offer and any material relating thereto have not been and will not be, notified or submitted to, nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering or tendering of securities.

The New Notes Offering and the Tender Offer as well as any materials relating thereto may not be advertised, nor distributed, directly or indirectly, to any person in Belgium other than Belgian Qualified Investors acting for their own account who are not Consumers, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

The New Notes and the Old Notes will not be registered under Chilean Law No. 18,045, as amended, with the Comisión para el Mercado Financiero de Chile (Financial Market Commission of Chile, or “CMF”) and, accordingly, the New Notes and the Old Notes cannot and will not be offered or sold to persons in Chile except in circumstances which have not resulted and will not result in a public offering under Chilean law, and in compliance with Norma de Carácter General (Rule) No. 336, dated June 27, 2012, issued by the CMF.

The New Notes may not be offered, sold or negotiated in Colombia, except in compliance with Part 4 of Decree 2555 of 2010. The Offer to Purchase and the New Notes Offering do not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law.

The New Notes Offering and the Tender Offer have not been and will not be approved by the Danish Financial Supervisory Authority, as neither constitute a public offer in accordance with the EU Prospectus Regulation (Regulation (EU) 2017/1129) nor the Danish Capital Market Act.

This announcement does not constitute an offer to the public in France. It is not a prospectus within the meaning of the Prospectus Regulation.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the New Notes Offering that has been approved by the French Autorité des marchés financiers (“AMF”) or by the competent authority of another Member State of the EEA and notified to the AMF under the Prospectus Regulation; the materials relating to the New Notes have not been distributed or caused to be distributed and will not be released, issued or distributed or caused to be released, issued or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription, exchange or sale of the notes to the public in France. Any such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, and/or to (ii) investment services providers authorized to engage in portfolio management services on behalf of third parties and/or to (iii) a limited group of investors (cercle restreint d’investisseurs) acting for their own account, all as defined in, and in accordance with, Articles L.411-2, II, D.411-1, D.411-4, D.744-l, D.754-l and D.764-1 of the French Code monétaire et financier.

In the event that the New Notes purchased or subscribed by investors listed above are offered or resold, directly or indirectly, to the public in France, the conditions relating to public offers set forth in Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier must be complied with. Investors in France and persons into whose possession offering materials come must inform themselves about, and observe, any such restrictions.

In the Federal Republic of Germany (“Germany”), this communication, the New Notes Offering and the Tender Offer are directed exclusively at existing holders of the Old Notes.

Neither the Offer to Purchase nor the prospectus supplement or the base prospectus constitutes a prospectus compliant with the Prospectus Regulation and does therefore not allow any public offering in Germany. No prospectus (Prospekt) within the meaning of the Prospectus Regulation and the German Securities Prospectus Act (Wertpapierprospektgesetz) or any other applicable laws in Germany has been or will be published in Germany, nor has any prospectus or prospectus supplement been filed with, approved by or notified to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication in Germany.

The prospectus supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

With respect to persons in Hong Kong, the New Notes Offering and the Tender Offer are only made to, and are only capable of acceptance by, “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder. No person or entity may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the New Notes, Old Notes or the Tender Offer, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Old Notes which are or are intended to be tendered, or New Notes which are intended to be purchased, only by persons outside Hong Kong or only by “professional investors” as defined in the SFO and any rules made under thereunder.

The Old Notes and the New Notes, and the Offer to Purchase and the New Notes Offering prospectus supplement, and any other documents or materials related to such offers have not and will not be registered with the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to applicable Italian laws and regulations. The Offer to Purchase and the New Notes Offering are being carried out pursuant to the exemptions provided for, with respect to the Offer to Purchase, in Article 101 bis, paragraph 3 bis of Legislative Decree No. 58 of 24 February 1998, as amended (the “Consolidated Financial Act”) and Article 35 bis, paragraph 4, of CONSOB Regulation No. 11971 of 14 May 1999, as amended; and, with respect to the New Bonds Offering, in Article 1, paragraph 4, letter c), of Regulation (EU) 2017/1129.

Holders or beneficial owners of the Old Notes that are resident and/or located in Italy can tender the Old Notes for purchase, and the New Notes Offerings can be offered, sold and delivered, through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, the CONSOB Regulation No. 20307 of 15 February 2018, as amended, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with any other applicable laws and regulations or with any requirements imposed by CONSOB or any other Italian authority. Each intermediary must comply with the applicable laws and regulations concerning information duties vis à vis its clients in connection with the bonds or the relevant offering.

Neither the Offer to Purchase, nor any other documents or materials relating to the Offer to Purchase have been approved by or will be submitted for the approval of, the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or the “CNBV”) and, the New Notes have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the CNBV, and therefore the Old Notes and New Notes have not and may not be offered or sold publicly in Mexico. However, investors that qualify as institutional or qualified investors pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores), may be contacted in connection with, and may participate in the Offer to Purchase, and can be offered with or purchase New Notes. The participation in the Offer to Purchase or the acquisition of New Notes will be made under such investor’s own responsibility.

In Norway, the New Notes Offering and the Tender Offer are made only in accordance with applicable exemptions from the requirement to prepare a prospectus or offer document in accordance with the Norwegian Securities Trading Act. Accordingly, the New Notes Offering and the Tender Offer have not been and will not be filed with or approved by the Norwegian Financial Supervisory Authority, the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises.

The Tender Offer is not intended for any person who is not qualified as an institutional investor, in accordance with provisions set forth in Resolution SMV No. 021-2013-SMV-01 issued by Superintendencia del Mercado de Valores (Superintendency of Capital Markets) of Peru, and as subsequently amended. No legal, financial, tax or any other kind of advice is hereby being provided.

None of the offer materials related to the New Notes Offering or Tender Offer have been approved or registered in the administrative registries of the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores). Consequently, the securities may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Article 35 of the restated text of the Securities Markets Act approved by Royal Legislative Decree 4/2015, dated October 23, 2015 (Real Decreto Legislativo 4/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Mercado de Valores), Royal Decree 1310/2005, dated November 4, 2005 (Real Decreto 1310/2005 de 4 de noviembre), or otherwise in reliance on an exception from registration available thereunder.

The prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the New Notes described therein in Switzerland, except as permitted by law. The New Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and will not be admitted to any trading venue (exchange or multilateral trading facility) in Switzerland.

Neither the prospectus supplement nor any other offering or marketing material relating to the New Notes constitutes a prospectus as such term is understood pursuant to the FinSA, and neither the prospectus supplement nor any other offering or marketing material relating to the New Notes may be publicly distributed or otherwise made publicly available in Switzerland.

The New Notes Offering and the Tender Offer qualifies as a private placement pursuant to section 2 of Uruguayan law 18.627. The New Notes and the Old Notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Contact information:

D. F. King & Co., Inc.

28 Liberty, Floor 53

New York, NY 10005

E-mail: ums@dfking.com

Call Collect: +1-212-269-5550

Call Toll-Free: +1-800-791-3320

website: www.dfking.com/ums

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.